Exhibit (a)(1)[J)

FOR IMMEDIATE RELEASE

Internet Brands, a KKR Portfolio Company, Successfully Completes Cash Tender Offer for Shares of WebMD

NEW YORK, NY — September 15, 2017 — WebMD Health Corp. (“WebMD”) (NASDAQ: WBMD) and Internet Brands, a KKR portfolio company, announced today the successful completion of the previously announced cash tender offer launched by its affiliates, MH Sub I, LLC (“MH Sub I”) and Diagnosis Merger Sub, Inc. (“Diagnosis Merger Sub”) for all of the issued and outstanding shares of common stock of WebMD at a price of $66.50 per share, net to the seller in cash without interest and less any applicable withholding taxes.

The tender offer expired at 5:00 P.M., New York City time, on September 14, 2017. As of the expiration of the tender offer, a total of 30,583,187 shares of common stock of WebMD representing 78.69% of the issued and outstanding shares of WebMD (including restricted shares), were tendered into and not withdrawn from the tender offer. In addition, 2,392,131 shares of common stock of WebMD have been tendered by guaranteed delivery, representing approximately 6.16% of the then issued and outstanding shares (including restricted shares) of WebMD.

All conditions to the tender offer have been satisfied or waived and Diagnosis Merger Sub accepted for payment, and expects to promptly pay for, all shares validly tendered into and not withdrawn from the tender offer in accordance with the terms of the tender offer.

As a result of its acceptance of the shares tendered in the tender offer, MH Sub I has acquired a sufficient number of shares of WebMD’s common stock to close the merger of Diagnosis Merger Sub with and into WebMD without the affirmative vote of WebMD’s other stockholders pursuant to Section 251(h) of the Delaware General Corporation Law. The parties anticipate that they will complete the merger today.  Upon completion of the merger, WebMD will become a wholly owned subsidiary of MH Sub I and WebMD’s common stock will cease trading on the NASDAQ.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through its public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, OnHealth.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

About Internet Brands

Headquartered in El Segundo, Calif., Internet Brands® is a fully integrated online media and software services organization focused on four high-value vertical categories: Health, Automotive, Legal and Home/Travel. The company’s award-winning consumer websites lead their categories and serve more than 100 million monthly visitors, while a full range of web presence offerings has established deep, long-term relationships with SMB and enterprise clients. Internet Brands’ powerful, proprietary operating platform provides the flexibility and scalability to fuel the company’s continued growth. Internet Brands is a portfolio company of KKR and Temasek. For more information, please visit www.internetbrands.com.

Forward-Looking Statements

Any forward-looking statements, including, but not limited to, statements regarding the proposed transaction between Internet Brands and WebMD, the expected timetable for completing the transaction, strategic and other potential benefits of the transaction, and other statements about Internet Brands or WebMD managements’ future expectations, beliefs, goals, plans or prospects, are subject to risks and uncertainties such as those described in Internet Brands’ and WebMD’s periodic reports on file with the Securities and Exchange Commission. These statements speak only as of the date of this press release and are based on Internet Brands’ and WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and changes in facts and circumstances and other uncertainties concerning the proposed transaction. Further information about these matters can be found in Internet Brands’ and WebMD’s Securities and Exchange Commission filings. Internet Brands and WebMD caution investors not to place considerable reliance on the forward-looking statements contained in this press release. Except as required by applicable law or regulation, Internet Brands and WebMD do not undertake any obligation to update or revise any of their forward-looking statements to reflect future events or circumstances.

Important additional information will be filed with the U.S. Securities and Exchange Commission

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. This communication is for informational purposes only. On August 7, 2017, affiliates of Internet Brands filed a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) with the Securities and Exchange Commission (“SEC”) and WebMD filed the related Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Prior to making any decision regarding the tender offer, WebMD stockholders are strongly advised to read the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9, as they contain important information, including the terms and conditions of the tender offer. WebMD stockholders may obtain the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation Statement on Schedule 14D-9 may be obtained free of charge from Innisfree M&A Incorporated, 501 Madison Avenue, 20th floor, New York, NY 10022, Telephone Number (877) 456-3524 or banks and brokers may call (877) 456-3524, the information agent for the tender offer.

Contacts:

WebMD
Investors:
Mary Anne Lerma
mlerma@webmd.net
201-703-3470

Media:
Adam Grossberg
agrossberg@webmd.net
212-624-3790

Internet Brands
Media:
Joe Ewaskiw
joe.ewaskiw@internetbrands.com
310-280-4539

KKR
Media:
Kristi Huller or Cara Kleiman
media@kkr.com
212-750-8300